                                    AGREEMENT


                             DATED 29th April, 1999


                                  L250,000,000


                     REVOLVING CREDIT AND TERM LOAN FACILITY


                                       FOR


                                 AEGIS GROUP PLC

                                       AND

                             AEGIS ACQUISITION CORP.

                                   PROVIDED BY


                          NATIONAL WESTMINSTER BANK PLC



                                  ALLEN & OVERY
                                     London

                                      INDEX


CLAUSE                                                                     PAGE
1.   Interpretation...........................................................1
2.   The Facilities..........................................................11
3.   Purpose.................................................................11
4.   Conditions Precedent....................................................12
5.   Drawdown................................................................13
6.   Repayment...............................................................14
7.   Prepayment and Cancellation.............................................14
8.   Interest Periods........................................................16
9.   Interest................................................................17
10.  Selection of Optional Currencies........................................18
11.  Amount of Optional Currencies for Term loans............................19
12.  Payments................................................................20
13.  Taxes...................................................................21
14.  Market Disruption.......................................................23
15.  Increased Costs.........................................................24
16.  Illegality..............................................................25
17.  Guarantee...............................................................25
18.  Representations and Warranties..........................................27
19.  Undertakings............................................................30
20.  Default.................................................................36
21.  Fees....................................................................40
22.  Expenses................................................................40
23.  Stamp Duties............................................................41
24.  Indemnities.............................................................41
25.  Evidence and Calculations...............................................42
26.  Waivers and Remedies Cumulative.........................................43
27.  amendments and waivers..................................................43
28.  Changes to the Parties..................................................43
29.  Disclosure of Information...............................................43
30.  Set-Off.................................................................44
31.  Severability............................................................44
32.  Counterparts............................................................44
33.  Notices.................................................................44
34.  Jurisdiction............................................................46
35.  Governing Law...........................................................47

SCHEDULES

1.   Conditions Precedent Documents..........................................48
2.   Calculation of the Mandatory Cost.......................................50
3.   Form of Request.........................................................52

Signatories..................................................................53

THIS AGREEMENT is dated  29th April, 1999 between:

(1) AEGIS GROUP plc (Registered No. 1403668) and AEGIS ACQUISITION CORP. (incorporated under the laws of the State of Delaware in the United States of America) (each a "BORROWER" and together the "BORROWERS");

(2)    AEGIS GROUP plc (Registered No. 1403668) ("AEGIS"); and

(3)    NATIONAL WESTMINSTER BANK PLC as lender (the "BANK").

IT IS AGREED as follows:

1.     INTERPRETATION

1.1    DEFINITIONS

       In this Agreement:

       "AAC"

       means Aegis Acquisition Corp.

       "ADMISSION"

       means the admission of the shares which are the subject of the Vendor Placing to the official List of the London Stock Exchange becoming effective within the meaning of paragraph 7.1 of the Listing Rules.

       "AFFILIATE"

       means a Subsidiary or a holding company (as defined in Section 736 of the Companies Act 1985) of a person or any other Subsidiary of that holding company.

       "BANK'S SPOT RATE OF EXCHANGE"

       means the Bank's spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on the relevant day.

       "BUSINESS DAY"

       means a day (other than a Saturday or a Sunday) on which banks are open for general business in:

       (a)   London; and

       (b) in relation to a transaction involving an Optional Currency (other than euros) the principal financial centre of the country of that Optional Currency; or

       (c) in relation to a transaction involving euros, is also a Target Business Day.

       "CODE"

       means the United States Internal Revenue Code of 1986 and any rule or regulation issued thereunder from time to time in effect.

       "COMMITMENT"

       means a Term Loan Commitment or a Revolving Credit Commitment.

       "COMMITMENT PERIOD"

       means the Term Loan Commitment Period or the Revolving Credit Commitment Period.

       "CONTROLLED GROUP"

       means AAC and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with AAC, are treated as a single employer under Section 414 of the Code.

       "DEFAULT"

       means an Event of Default or an event which, with the giving of notice, or if unremedied with the lapse of time (or any combination of the foregoing), would constitute an Event of Default.

       "DM"

       means deutschmarks, the lawful currency for the time being of Germany.

       "DRAWDOWN DATE"

       means the date of the advance of a Loan.

       "ERISA"

       means the U.S. Employee Retirement Income Security Act of 1974 and any rule or regulation issued thereunder from time to time in effect.

       "EURO"

       means the single currency of the Participating Member States.

       "EVENT OF DEFAULT"

       means an event specified as such in Clause 20 (Events of Default).


       "EXISTING FACILITY AGREEMENT"

       means the Restated Facilities Agreement dated 25th June, 1996 between, inter alia, Aegis, HSBC Investment Bank plc and Societe Generale as Joint Arrangers and Underwriters and Samuel Montagu & Co Limited as Agent.

       "FACILITY"

       means the Term Loan Facility or the Revolving Credit Facility and "FACILITIES" means both of them.

       "FINAL MATURITY DATE"

       means the day falling six months after the date of this Agreement or such later date as is agreed between the Bank and Aegis.

       "FINANCE DOCUMENT"

       means this Agreement or any other document designated as such by the Bank and Aegis.

       "FINANCIAL INDEBTEDNESS"

       means:

       (a)   money borrowed or raised;

       (b) any bond, note, loan stock, debenture, bill of exchange, commercial paper or similar instrument;

       (c) acceptance or documentary credit facilities (but excluding acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course of trading);

       (d) the amount of liability in respect of leases and hire purchase contracts (excluding trade accounts arising in the normal course of trading) which would, in accordance with relevant generally accepted accounting standards be treated as finance or capital leases;

       (e) interest rate swaps, currency swaps, financial options, futures contracts or other similar instruments;

       (f) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts;

       (g) obligations under conditional or instalment sale agreements or any other obligation to pay the deferred purchase or construction price of assets or services, except trade accounts arising in the normal course of day-to-day trading;

       (h) guarantees or other assurances against financial loss in respect of indebtedness of any person which falls within any of (a) to (g) above; and

       (i) all other indebtedness under any arrangement entered into primarily as a method of raising finance (and not in the normal course of, and as part of, day-to-day trading) and which is not referred to in the foregoing paragraphs of this definition and which would generally be classified as debt in accordance with relevant generally accepted accounting standards

       PROVIDED THAT, for the purposes of Clause 19.15 (Financial covenants), in the case of any debenture, note or commercial paper issued by any member of the Group which is a relevant discounted security (within the meaning of Schedule 13 to the Finance Act 1996), only that part of the principal amount thereof as would be repayable if such debenture, note or commercial paper were to become repayable at the time when this definition is being applied or as soon thereafter as is permitted by its terms, whether upon default or otherwise, shall be treated as Financial Indebtedness.

       "GROUP"

       means Aegis and its Subsidiaries.

       "INTEREST PERIOD"

       means each period determined in accordance with Clause 8 (Interest Periods).

       "LIBOR"

       means the rate quoted by the Bank to leading banks in the London interbank market at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Loan for a period comparable to its Interest Period.

       "LISTING RULES"

       means the listing rules made by the London Stock Exchange pursuant to
       Part IV of the Financial Services Act 1986.

       "LOAN"

       means, subject to Clauses 8 (Interest Periods) and 10 (Selection of Optional Currencies), the principal amount of each borrowing by a Borrower under this Agreement or the principal amount outstanding of that borrowing.

       "LOCK-UP AGREEMENT"

       means each and any of the agreements pursuant to which the Lock-up Options are granted.

       "LOCK-UP OPTIONS"

       means the options granted in favour of Aegis to purchase in aggregate approximately thirty per cent of the outstanding Market Facts Shares and "LOCK-UP OPTION" is to be construed accordingly.

       "MANDATORY COST"

       means the cost imputed to the Bank of compliance with the mandatory liquid assets requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with Schedule 2.

       "MARGIN"

       means, up to and including the date falling three months after the date of this Agreement, 0.65 per cent. per annum and thereafter 0.80 per cent. per annum.

       "MARKET FACTS"

       means Market Facts, Inc.

       "MARKET FACTS SHARES"

       means the existing issued and fully paid-up shares of common stock in Market Facts and any further shares of common stock in Market Facts allotted or issued after the date of this Agreement.

       "MATURITY DATE"

       means the last day of the Interest Period of a Revolving Credit Loan.

       "MERGER AGREEMENT"

       means the merger agreement dated on or around the date of this Agreement and made between the Borrowers and Market Facts.

       "MULTIEMPLOYER PLAN"

       means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Borrower or any member of the Controlled Group has an obligation to contribute.

       "OFFER"

       means the cash tender offer for the Market Facts Shares made or to be made by AAC (or on its behalf) pursuant to Rule 14.1 of the United States Securities Act of 1933, as amended, as such tender offer may from time to time be amended, extended, added to, revised, renewed or waived.

       "OFFER DOCUMENT"

       means all the documents, including the circulars, to be sent by or on behalf of AAC to shareholders in Market Facts (including the forms of acceptance) in respect of the Offer.

       "OPTIONAL CURRENCY"

       means U.S. Dollars or any other currency (other than Sterling) which is for the time being freely transferable and convertible into Sterling and deposits of which are readily available in the London interbank market.

       "OPTION TERM LOAN"

       means a Term Loan, the proceeds of which are used or are to be used to finance the acquisition of Market Facts Shares pursuant to the exercise of the Lock-up Options and the fees, costs and expenses associated with such acquisition.

       "ORIGINAL GROUP ACCOUNTS"

       means the audited consolidated accounts of the Group for the year ended 31st December, 1998.

       "ORIGINAL STERLING AMOUNT"

       in relation to a Loan means:

       (a)   if that Loan is denominated in Sterling, the amount of that Loan;
             or

       (b) in relation to a Revolving Credit Loan denominated in an Optional Currency, the equivalent in Sterling of the amount of that Loan at the Bank's Spot Rate of Exchange on the Business Day before its Drawdown Date; or

       (c) in relation to a Term Loan denominated in an Optional Currency, the equivalent in Sterling of the amount of that Loan if it had first been drawn down and had remained denominated in Sterling.

       "PARTICIPATING MEMBER STATE"

       means a Member State of the European Union that adopts a single currency in accordance with the Treaty.

       "PARTY"

       means a party to this Agreement.


       "PBGC"

       means the Pension Benefit Guaranty Corporation.

       "PLACEES"

       means the persons who are nominated by Hoare Govett Limited to have ordinary shares in Aegis allotted to them pursuant to the Vendor Placing.

       "PLACING AGREEMENT"

       means the Placing Agreement between Aegis and Hoare Govett Limited under which Hoare Govett Limited places those shares which are the subject of the Vendor Placing.

       "PLAN"

       means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which either:

       (a) is maintained, or contributed to, by any member of the Controlled Group for employees of any member of the Controlled Group; or

       (b) has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time a member of the Controlled Group for employees of any person which was at such time a member of the Controlled Group.

       "PREFERENCE SHARES"

       means the cumulative redeemable preference shares of L1 each in the capital of Aegis Investments (Jersey) Limited to be subscribed by ABN AMRO Equities Holdings (UK) Limited pursuant to the Subscription Agreement.

       "PRESS RELEASE"

       means the press release issued by the Borrower or on its behalf on announcement of the Offer.

       "PRINCIPAL SUBSIDIARY"

       means each of Carat France S.A., Carat Espana S.A., Carat Group UK Ltd, Carat Scandinavia AB and Carat Espaces Deutschland GmbH.

       "RATE FIXING DAY"

       means:

       (a) the first day of an Interest Period for a Loan denominated in Sterling; or

       (b) the Business Day before the first day of an Interest Period for a Loan denominated in an Optional Currency (or such other day as is generally treated as the rate fixing day for that currency by market practice in the London interbank market).

       "REGULATIONS T, U AND X"

       means respectively, regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

       "REPORTABLE EVENT"

       means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of
       Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

       "REQUEST"

       means a request made by the Borrower to utilise a Facility, substantially in the form of Schedule 3.

       "REVOLVING CREDIT COMMITMENT"

       means L50,000,000 to the extent not cancelled, transferred or reduced in accordance with this Agreement.

       "REVOLVING CREDIT COMMITMENT PERIOD"

       means the period from the date of this Agreement up to and including the Final Maturity Date.

       "REVOLVING CREDIT FACILITY"

       means the facility referred to in Clause 2 (The Facilities).

       "REVOLVING CREDIT LOAN"

       means a Loan drawn down or to be drawn down under the Revolving Credit Facility.

       "REVOLVING CREDIT REPAYMENT DATE"

       means, in relation to a Revolving Credit Loan, the last day of its Interest Period.

       "ROLLOVER LOAN"

       means, in relation to a particular date, one or more Revolving Credit
       Loans:

       (a) whose Drawdown Date is the same as the Maturity Date of one or more existing Revolving Credit Loans;

       (b) where (i) the aggregate principal amount (or, if in a currency different from the principal amount referred to in (ii) below, the aggregate Original Sterling Amount) of the Revolving Credit Loans is the same as or less than (ii) the aggregate outstanding principal amount (if in a currency different from the principal amount referred to in (i) above, translated into Sterling on the basis of the Bank's Spot Rate of Exchange on the date of receipt by the Bank of the Request for those Revolving Credit Loans) of all Revolving Credit Loans whose Maturity Date is the same as that Drawdown Date; and

       (c) all of the proceeds (whether pursuant to the terms of Clause 12.6 (Netting of Payments) or otherwise) of which are to be used to refinance all or part of the existing Revolving Credit Loans referred to in (a) and (b) above.

       "SECURITY INTEREST"

       means any mortgage, pledge, lien, charge, encumbrance, or other preferential right to assets, the commercial effect of which is to create security or any other security interest whatsoever, howsoever created or arising (for the avoidance of doubt, normal factoring and discounting of debts do not constitute a Security Interest).

       "STERLING"

       means the lawful currency for the time being of the United Kingdom.

       "SUBSCRIPTION AGREEMENT"

       means the subscription agreement to be entered into between ABN AMRO Equities Holdings (UK) Limited and Aegis Investments (Jersey) Limited providing for the subscription of the Preference Shares by ABN AMRO Equities Holdings (UK) Limited.

       "SUBSIDIARY"

       means:

       (a) a subsidiary within the meaning of Section 736 of the Companies Act 1985; and

       (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

       "TARGET BUSINESS DAY"

       means, in relation to a transaction involving euros, a day on which the Trans-European Automated Real Time Gross Settlement Express Systems (TARGET) is operating.

       "TERM LOAN COMMITMENT"

       means L200,000,000 to the extent not cancelled, transferred or reduced in accordance with this Agreement.

       "TERM LOAN COMMITMENT PERIOD"

       means the period from the date of this Agreement up to and including the Final Maturity Date.

       "TERM LOAN"

       means a Loan drawn down or to be drawn down under the Term Loan
       Facility.

       "TERM LOAN FACILITY"

       means the facility referred to in Clause 2 (The Facilities).

       "TOTAL COMMITMENTS"

       means the aggregate of the Term Loan Commitment and the Revolving Credit Commitment, being L250,000,000 at the date of this Agreement.

       "TREATY"

       means the Treaty Establishing the European Community, being the Treaty of Rome of 25th March, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7th February, 1992 and came into force on 1st November, 1993), as amended from time to time.

       "U.K."

       means the United Kingdom.

       "UNCONDITIONAL DATE"

       means the date on which AAC accepts for payment pursuant to the terms of the Offer and/or acquires or has acquired pursuant to the terms of any Lock-up Agreements in aggregate not less than 50 per cent. of the outstanding Market Facts Shares.

       "UNITED STATES"

       means the United States of America.

       "U.S. DOLLARS" OR "U.S.$"

       means the lawful currency for the time being of the United States of America.

       "VENDOR PLACING"

       means the placing of shares in Aegis with Placees to be effected by Hoare Govett Limited.


1.2    CONSTRUCTION

(a) In this Agreement, unless the contrary intention appears, a reference to:

       (i) an "AMENDMENT" includes a supplement, novation or re-enactment and "AMENDED" is to be construed accordingly;

             "ASSETS" includes present and future properties, revenues and rights of every description;

             an "AUTHORISATION" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

             a "MATERIAL ADVERSE EFFECT" means:

             (1) a material adverse effect on the financial condition of the Group as a whole; or

             (2) a material adverse effect on the ability of either Borrower to perform its payment obligations under any of the Finance Documents.

             a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

             (1) if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

             (2) if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

             a "PERSON" includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation, or other entity;

             a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, being of a type which the person to whom it applies is accustomed to comply) of any governmental, inter-governmental or supernational body, agency, department or regulatory, self-regulatory or other authority or organisation;

       (ii) a provision of a law is a reference to that provision as amended or re-enacted;

       (iii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

       (iv)  a person includes its successors and assigns;

       (v) a Finance Document or another document is a reference to that Finance Document or that other document as amended; and

       (vi)  a time of day is a reference to London time.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.     THE FACILITIES

(a) Subject to the terms of this Agreement, the Bank agrees to make available to the Borrowers the following facilities:

       (i) a committed multicurrency term loan facility under which the Bank agrees to make Term Loans to the Borrowers up to an Original Sterling Amount not exceeding the Term Loan Commitment; and

       (ii) a committed multicurrency revolving credit facility under which the Bank agrees to make Revolving Credit Loans to Aegis (but not AAC) up to an Original Sterling Amount not exceeding the Revolving Credit Commitment.

(b) The aggregate Original Sterling Amount of all outstanding Loans shall not exceed the Total Commitments.

3.     PURPOSE

(a)    Each Borrower shall apply each Loan towards:

       (i) in the case of Term Loans, financing the acquisition of the Market Facts Shares acquired by AAC pursuant to the Offer or pursuant to the terms of the Lock-up Options, cancellation of Employee Options (as defined in the Merger Agreement), the payment of Merger Consideration in respect of Certificates surrendered to the Paying Agent and the payment of the appraised value of Dissenting Shares (each such term as defined in the Merger Agreement) and the consummation of all other transactions contemplated by the Offer, the Lock-up Options, the Merger Agreement, the Placing Agreement and the Subscription Agreement and the fees, costs and expenses associated with such acquisition, cancellation and consummation; or

       (ii) in the case of Revolving Credit Loans, financing the general corporate purposes of Aegis and its subsidiaries (including refinancing its existing Financial Indebtedness under the Existing Facility Agreement).

(b) Without affecting the obligations of either Borrower in any way, the Bank is not bound to monitor or verify the application of any Loan.

4.     CONDITIONS PRECEDENT

4.1    DOCUMENTARY CONDITIONS PRECEDENT

       (a) The obligation of the Bank to make a Loan is subject to the conditions precedent that the Bank has notified Aegis that it has received all of the documents set out in paragraphs 1, 2 and 7 of
             Schedule 1 and those set out in:

             (i) (in the case of an Option Term Loan, paragraph 4 of that Schedule;

             (ii)   (in the case of a Term Loan which is not an Option Term
                    Loan), paragraphs 3 and 5 of that Schedule; or

             (iii) (in the case of a Revolving Credit Loan), paragraph 6 of that Schedule,

             in each case, in form and substance reasonably satisfactory to the Bank.

       (b) The Lock-up Agreements, the Press Release and the Offer Documents shall be deemed to be satisfactory in form and substance to the Bank if their terms (except as to price) are consistent with the terms of the Offer, the Merger Agreement or the Lock-up Options as at the date of this Agreement and the Bank shall not be entitled to withhold notification of satisfaction under this Clause 4.1 by reason only of a change in the price offered by AAC for any Market Facts Shares from that disclosed to the Bank as at the date of this Agreement.

4.2    FURTHER CONDITIONS PRECEDENT

       The obligations of the Bank to make a Loan are subject to the further conditions precedent that:

       (a)   on the Drawdown Date for that Loan:

             (i)    the representations and warranties in Clauses 18.2 (Status),
                    18.3 (Powers and authority), 18.4 (Legal Validity), 18.5(a) and (b) (Non-conflict), 18.6(b) (No default) and 18.9 (Litigation) (inclusive), are correct and will be correct immediately after the Loan is made; and

             (ii)   (A)  (in the case of a Revolving Loan) no Event of Default, or, (in the case of any Loan other than a Rollover
                         Loan), no Default is outstanding or would result from the Loan;

                    (B) in the case of a Term Loan, no Default is outstanding or would result from the Loan, provided that for the purposes of this sub-paragraph (B), only, the words in brackets in the first line of Clause 20.3 (b)(ii) (Breach of other obligations) shall be deemed deleted; and


       (b) the making of (and application of the proceeds of) the Loan would not cause Clause 2 (The Facilities) or Clause 3 (Purpose) to be contravened.

5.     DRAWDOWN

5.1    COMMITMENT PERIOD

       A Borrower may borrow a Term Loan during the Term Commitment Period and may borrow a Revolving Credit Loan during the Revolving Credit Commitment Period if the Bank receives, not later than 9.00 a.m. on the Business Day before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2    COMPLETION OF REQUESTS

       A Request will not be regarded as having been duly completed unless:

       (a) it specifies whether the Loan is a Term Loan (and if it is a Term Loan, whether it is an Option Term Loan) or a Revolving Credit Loan;

       (b) the Drawdown Date is a Business Day falling on or before the final day of the relevant Commitment Period;

       (c)   if the currency selected is Sterling, the amount of the Loan is:

             (i) a minimum of L1,000,000 and an integral multiple of L1,000,000;

             (ii)   the balance of the relevant undrawn Commitment; or

             (iii)  such other amount as the Bank may agree;

       (d) if the currency selected is an Optional Currency, the amount of the Loan is:

             (i) a minimum of the equivalent of L1,000,000 in that Optional Currency; or

             (ii)   the balance of the relevant undrawn Commitment; or

             (iii)  such other amount as the Bank may agree;

       (e) the amount selected under paragraph (c) or (d) above does not cause Clause 2(b) (The Facilities) to be contravened;

       (f) the currency selected complies with Clause 10 (Selection of Optional Currencies);

       (g) in the case of a Term Loan the first Interest Period selected complies with Clause 8 (Interest Periods) and in the case of a Revolving Credit Loan the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the Final Maturity Date; and

       (h)   the payment instructions comply with Clause 12 (Payments).

       Each Request must specify one Loan only, but each Borrower may, subject to the other terms of this Agreement, deliver more than one Request on any one day. Unless otherwise agreed by the Bank, no more than ten Term Loans and ten Revolving Credit Loans may be outstanding at any time and, in respect of Option Term Loans, the aggregate principal amount of all Option Term Loans outstanding were the Option Term Loan specified in the Request to be drawn down, would not exceed in aggregate U.S.$100,000,000.

5.3    ADVANCE OF LOAN

       Subject to the terms of this Agreement, the Bank shall make each Loan available to that Borrower on the Drawdown Date requested.

6.     REPAYMENT

6.1    TERM LOAN REPAYMENT

       Each Borrower shall repay each Term Loan made to it in full on the Final Maturity Date.

6.2    REVOLVING CREDIT LOAN REPAYMENT

       Aegis shall repay each Revolving Credit Loan made to it in full on its Maturity Date to the Bank.

6.3    RE-BORROWING

       Subject to the other terms of this Agreement, any amounts repaid under Clause 6.2 (Revolving Credit Loan Repayment) may be re-borrowed.

7.     PREPAYMENT AND CANCELLATION

7.1    AUTOMATIC CANCELLATION

       The Total Commitments shall be automatically cancelled at close of business in London on the Final Maturity Date.

7.2    VOLUNTARY CANCELLATION

       Aegis may, by giving not less than 5 days' prior notice (or such shorter period as the Bank may agree) to the Bank, cancel the unutilised portion of

       (i) the Term Loan Commitment in whole or in part (but, if in part, in a minimum of L1,000,000 and an integral multiple of L1,000,000) before the Final Maturity Date; and

       (ii) the Revolving Credit Commitments in whole or in part (but, if in part, in a minimum of L1,000,000 and an integral multiple of L1,000,000) before the Final Maturity Date.

7.3    VOLUNTARY PREPAYMENT

       A Borrower may, by giving not less than 5 days' prior notice to the Bank and subject to Clause 24.2 (Other indemnities), prepay any Loan made to it on any Business Day in whole or in part (but, if in part, in a minimum Original Sterling Amount of L1,000,000 and an integral multiple of L1,000,000).

7.4    PREPAYMENT ON CHANGE OF CONTROL

       If any change in ownership of any of the equity share capital (as defined in the Companies Act 1985) of Aegis results in any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquiring more than 50 per cent. in nominal value of the same Aegis shall consult with the Bank and, unless the Bank agrees otherwise with Aegis, the Borrowers shall forthwith on demand of the Bank repay all Loans together with all accrued interest and other sums payable under this Agreement (but excluding any such sums to the extent unaccrued) and upon such demand being made, the Total Commitments shall be cancelled in full and reduced to zero.

7.5    ADDITIONAL RIGHT OF PREPAYMENT AND CANCELLATION

       If:

       (a) either Borrower is required to pay to the Bank any additional amounts under Clause 13 (Taxes); or

       (b) either Borrower is required to pay to the Bank any amount under Clause 15 (Increased costs); or

       (c) interest on a Loan is being calculated in accordance with Clause 14.3 (Alternative basis),

       then, without prejudice to the obligations of the Borrowers under those Clauses, a Borrower may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on the Bank. On the date falling five Business Days after the date of service of the notice:

       (i)   that Borrower shall prepay all the Loans made to it; and

       (ii) if both Borrowers give notice under this Clause 7.5, the Total Commitments shall be cancelled.

7.6    MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 24.2 (Other indemnities), without premium or penalty.

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(e) Without prejudice to the right of the Borrowers to re-borrow under Clause 6.3 (Re-borrowing), no amount prepaid under this Agreement may subsequently be re-borrowed.

8.     INTEREST PERIODS

8.1    SELECTION

(a) A Borrower may select an Interest Period for a Term Loan in either the relevant Request or, if the Term Loan has been borrowed, a notice received by the Bank (in the case of a Loan denominated in an Optional Currency) not later than 9 a.m. on the Business Day before the commencement of that Interest Period or, (in the case of a Loan denominated in Sterling), 9 a.m. on the first day of that Interest Period. Each Interest Period for a Term Loan will commence on its Drawdown Date or the expiry of its preceding Interest Period.

(b) Each Revolving Credit Loan has one Interest Period only. Aegis may select an Interest Period for a Revolving Credit Loan in the relevant Request. Each Interest Period for a Revolving Credit Loan will commence on its Drawdown Date.

(c) Subject to the following provisions of this Clause 8, each Interest Period will be one, two, three or four weeks or any other such period agreed by Aegis and the Bank.

(d) If the Borrower fails to select an Interest Period for an outstanding Term Loan in accordance with paragraph (a) above, that Interest Period will, subject to the other provisions of this Clause 8, be one week (or, if shorter, the period ending on the Final Maturity Date).

8.2    NON-BUSINESS DAYS

       If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3    CONSOLIDATION FOR TERM LOANS

       Notwithstanding Clause 8.1 (Selection), the first Interest Period for each Term Loan shall end on the same day as the current Interest Period for any other Term Loan denominated in the same currency as that Term Loan. On the last day of those Interest Periods, those Term Loans shall be consolidated and treated as one Term Loan.

8.4    COINCIDENCE

       If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

8.5    OTHER ADJUSTMENTS

       The Bank and Aegis may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

8.6    NOTIFICATION

       The Bank shall notify the relevant Borrower of the duration of each Interest Period promptly after ascertaining its duration.

9.     INTEREST

9.1    INTEREST RATE

       The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Bank to be the aggregate of the applicable:

       (a)   Margin;

       (b)   LIBOR; and

       (c)   in the case of a Loan denominated in Sterling, Mandatory Cost.

9.2    DUE DATES

       Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on the last day of each Interest Period for that Loan.

9.3    DEFAULT INTEREST

(a) If a Borrower fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Bank pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the "DEFAULT RATE") determined by the Bank to be one per cent. per annum above:

       (i) the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal and for so long as the Interest Period for which that rate applies continues); and

       (ii) if sub-paragraph (i) does not apply, the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Bank may determine (each a "DESIGNATED INTEREST PERIOD").

(b) The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c) If the Bank determines that deposits in the currency of the overdue amount are not at the relevant time being made available by it to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Bank from whatever sources it selects.

(d) Default interest will be compounded at the end of each Designated Interest Period.

9.4    NOTIFICATION OF RATES OF INTEREST

       The Bank shall promptly notify each relevant Borrower of the determination of a rate of interest under this Agreement.

10.    SELECTION OF OPTIONAL CURRENCIES

10.1   SELECTION FOR TERM LOAN

(a) A Borrower may select the currency of a Term Loan for an Interest Period in either the relevant Request or, if the Term Loan is outstanding, a notice received by the Bank not later than 9 a.m. on the Business Day before the commencement of that Interest Period. In the latter case, a Borrower may specify whether that Term Loan is to be denominated in more than one currency, and, if so, the amount in Sterling of each such currency (being a minimum Original Sterling Amount of L1,000,000 or an integral multiple of L1,000,000 or the balance of the Term Loan, if more).

(b)    The currency of each Term Loan must be Sterling or an Optional Currency.

(c) If a Borrower fails to give a notice in respect of an outstanding Term Loan in accordance with paragraph (a) above, that Term Loan will remain denominated for its next Interest Period in the same currency in which it is then denominated.

(d) Each part of a Term Loan which is to be denominated in a different currency from any other part of that Loan shall be treated as a separate Term Loan.

(e) No Borrower may choose a currency if as a result the Term Loans would be denominated at any one time in more than five currencies.

10.2   SELECTION FOR A REVOLVING CREDIT LOAN

(a) A Borrower shall select the currency of a Revolving Credit Loan in the relevant Request.

(b) The currency of each Revolving Credit Loan must be Sterling or an Optional Currency.

(c) A Borrower may not choose a currency if as a result the Revolving Credit Loans would be denominated at any one time in more than five currencies.

10.3   REVOCATION OF CURRENCY

       If, before 9.30 a.m. on any Rate Fixing Day, the Bank determines that, in relation to any Optional Currency other than U.S. Dollars:

       (a) it is impracticable for the Bank to fund the Loan in the relevant Optional Currency during that Interest Period in the ordinary course of business in the London interbank market; and/or

       (b) the use of the proposed Optional Currency would be reasonably likely to contravene any law or regulation, the Bank shall give notice to the relevant Borrower to that effect before 10.00 a.m. on that day. In this event:

       (i) the Borrower and the Bank may agree that the Loan shall not be made; or

       (ii)  in the absence of agreement:

             (1) the Loan shall be denominated in Sterling during that Interest Period; and

             (2) in the definition of "LIBOR" (insofar as it applies to that Loan) in Clause 1.1 (Definitions) there shall be substituted for the time "11.00 a.m." the time "1.00 p.m.".

11.    AMOUNT OF OPTIONAL CURRENCIES FOR TERM LOANS

11.1   DRAWDOWNS

       If a Term Loan is to be drawn down in an Optional Currency, the amount of that Term Loan will be determined by converting the Original Sterling Amount into that Optional Currency of that Term Loan on the basis of the Bank's Spot Rate of Exchange one Business Day before its Drawdown Date.

11.2   CHANGE OF CURRENCY

(a) If a Term Loan is to be continued during its next Interest Period in a different currency (the "NEW CURRENCY") from that in which it is currently denominated, the Term Loan shall be repaid by the relevant Borrower in full at the end of its current Interest Period in the currency in which it is then denominated and, subject to the terms of this Agreement, shall forthwith be re-advanced by the Bank in the new currency.

(b) If the new currency is Sterling, the amount of that Term Loan will be the Original Sterling Amount of that Term Loan for that Interest Period.

(c) If the new currency is an Optional Currency, the amount of that Term Loan will be determined by converting into the new currency the Original Sterling Amount of that Term Loan on the basis of the Bank's Spot Rate of Exchange three Business Days before the commencement of that Interest Period.

11.3   SAME OPTIONAL CURRENCY

(a) If a Term Loan is to be continued during its next Interest Period in the same Optional Currency as that in which it is denominated during its current Interest Period, there shall be calculated the difference between the amount of the Term Loan (in that Optional Currency) for the current Interest Period and for the next Interest Period. The amount of the Term Loan for the next Interest Period will be determined by notionally converting into that Optional Currency the Original Sterling Amount of the Term Loan on the basis of the Bank's Spot Rate of Exchange three Business Days before the commencement of that Interest Period.

(b) At the end of the current Interest Period (but subject always to paragraph (c) below):

       (i) if the amount of the Term Loan (in that Optional Currency) for the next Interest Period is less than for the preceding Interest Period, the Borrower shall repay the difference; or

       (ii) if the amount of the Term Loan for the next Interest Period is greater, the Bank shall forthwith make available to that Borrower the difference.

(c) If the Bank's Spot Rate of Exchange for the next Interest Period shows an appreciation or depreciation of the Optional Currency against Sterling of less than five per cent. when compared with the Original Exchange Rate, no amounts are payable in respect of the difference. In this Clause 11 (Amount of Optional Currencies for Term Loans) "ORIGINAL EXCHANGE RATE" means the Bank's Spot Rate of Exchange used for determining the amount of the Optional Currency for the Interest Period which is the later of the following:

       (i) the Interest Period during which the Term Loan was first denominated in that Optional Currency if the Term Loan has since then remained denominated in that Optional Currency; and

       (ii) the most recent Interest Period immediately prior to which a difference was required to be paid under this Clause 11.3.

11.4   PREPAYMENTS AND REPAYMENTS

       If a Term Loan is to be repaid or prepaid by reference to an Original Sterling Amount, the Optional Currency amount to be repaid or prepaid shall be determined by reference to the Bank's Spot Rate of Exchange last used for determining the Optional Currency amount of that Term Loan under Clause 11 or, if applicable, the Original Exchange Rate.

11.5   NOTIFICATION

       The Bank shall notify the Borrower of Optional Currency amounts (and the applicable Bank's Spot Rate of Exchange) promptly after they are ascertained.

12.    PAYMENTS

12.1   PLACE

       All payments by a Party under the Finance Documents shall be made to the relevant Party to its account at such office or bank:

       (a) in the principal financial centre of the country of the relevant currency; or

       (b) in the case of euros, in London or such other financial centre as the payee may notify to the payer for this purpose.

12.2   FUNDS

       Payments under the Finance Documents to the Bank shall be made for value on the due date at such times and in such funds as the Bank may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

12.3   CURRENCY

(a) A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c) Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d) Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Sterling.

12.4   SET-OFF AND COUNTERCLAIM

       All payments made by a Borrower under the Finance Documents shall be made without set-off or counterclaim.

12.5   NON-BUSINESS DAYS

(a) If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.6   NETTING OF PAYMENTS

(a) Notwithstanding Clauses 5.2(h) (Completion of Requests), 6.2 (Revolving Credit Loan Repayment) and 12.1 (Place) to 12.3 (Currency) (inclusive) if on any date an amount (the "FIRST AMOUNT") is to be advanced or paid by the Bank under this Agreement and an amount (the "SECOND AMOUNT") is due from a Borrower to the Bank under this Agreement in the same currency, the relevant Borrower instructs the Bank to apply the first amount in or towards payment of the second amount; and


(b) The Bank shall remain obliged to advance any excess (or, as the case may be, the Borrowers shall remain obliged to pay any shortfall) in accordance with this Clause 12. Nothing in this Clause 12.6 shall be effective to create a charge.

13.    TAXES

13.1   GROSS-UP AND MITIGATION

(a) All payments by a Borrower under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that the Borrower is required by law to make payment subject to any taxes. If, pursuant to any law or regulation, any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by a Borrower under the Finance Documents, the Borrower shall (subject to sub-paragraph (b) below) pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction.

(b)    AAC shall not be required to pay any additional amount under this Clause
       13.1 to the extent that such additional amount results from the Bank failing to file duly completed and signed copies of Form 1001 in accordance with Clause 13.4 (US Taxes) within 13 days of the date of this Agreement.

(c) If circumstances arise which would, or would upon the giving of notice, result in a Borrower being obliged to pay additional amounts pursuant to this Clause 13 then, without in any way limiting, reducing or otherwise qualifying the Borrowers' obligations under this Clause the Bank shall, upon written request from Aegis, take such reasonable steps as may be open to it to mitigate the effects of such circumstances, provided always that the Bank shall not be under any obligation to take such steps if, in the Bank's reasonable opinion, it would or might have an adverse effect upon its business, operations or financial condition or the management of its tax affairs or its return in relation to a Loan.

13.2   TAX RECEIPTS

       All taxes required by law to be deducted or withheld by a Borrower from any amounts paid or payable under the Finance Documents shall be paid to the appropriate authority by the relevant Borrower when due and the Borrower shall, as soon as reasonably practicable following the payment being made, deliver to the Bank evidence (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3   TAX CREDITS

(a)    If:

       (i) a Borrower makes a payment under this Clause 13 (a "TAX PAYMENT") in respect of any payment to or for the account of the Bank under this Agreement; and

       (ii) the Bank obtains a refund of tax or obtains and uses a credit against tax on its overall net income (a "TAX CREDIT") which the Bank is able to identify as attributable to that Tax payment,

       then the Bank shall reimburse that Borrower such amount as the Bank reasonably determines to be the proportion of that Tax Credit which will leave the Bank (after that reimbursement) in no better or worse position than it would have been in if no Tax Payment had been required.

(b) Subject to Clause 13.1(c) (Gross-up and mitigation) the Bank has an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 13.3 (and, if so, what amount and when). The Bank is not obliged to disclose to a Borrower any information regarding its tax affairs and computations.

13.4   US TAXES

       The Bank shall submit, as soon as reasonably practicable after the date of this Agreement and in any event within 13 days of this Agreement in duplicate to AAC duly completed and signed copies of either Form 1001 (or, in the case of payment made after 31st December, 1999, Form W-8, if applicable under then current law) of the United States Internal Revenue Service (relating to the Bank and claiming complete exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by Bank, including fees, pursuant to this Agreement in connection with any borrowing by AAC) as a result of a tax treaty concluded with the United States or Form 4224 of the United States Internal Revenue Service (relating to all amounts (to which such withholding would otherwise apply) to be received by the Bank, including fees, pursuant to this Agreement in connection with any borrowing by AAC. Thereafter and from time to time upon the reasonable request of AAC, the Bank shall (if and to the extent that it is entitled to do so under applicable law) submit to AAC such additional duly completed and signed copies of one or the other such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) or any additional information, in each case as may be required under then current United States law or regulations to claim the inapplicability of or exemption from United States withholding taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Bank, including fees, pursuant to this Agreement in connection with any borrowing by AAC. Nothing in this Clause 13.3 obliges the Bank to disclose to AAC any information relating to its tax affairs and computations or any other confidential information.

14.    MARKET DISRUPTION

14.1   ABSENCE OF QUOTATIONS

       If, in relation to any proposed Loan, the Bank determines that, by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining the applicable LIBOR it shall promptly notify Aegis of the fact and that this Clause 14 is in operation.

14.2   MARKET DISRUPTION

       If a notification under Clause 14.1 (Absence of quotations) applies to a Loan which has not been made, that Loan shall, notwithstanding such notification, still be made. However, within five Business Days of receipt of the notification, Aegis and the Bank shall enter into negotiations for a period of not more than 14 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to that (and to the extent required) any future Loan to be denominated in the currency of the affected Loan. Any substitute basis agreed shall be binding on all the Parties.

14.3   ALTERNATIVE BASIS

       If a notification under Clause 14.1 (Absence of quotations) applies to a Loan which is outstanding, then, for the purpose of calculating the rate of interest on that Loan pursuant to Clause 9.1 (Interest rate):-

       (a) within five Business Days of receipt of the notification, Aegis and the Bank shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan and/or any other Loans denominated or to be denominated in the currency of that Loan;

       (b) any alternative basis agreed under paragraph (a) above shall be binding on all the Parties;

       (c) if no alternative basis is agreed, the Bank shall certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining that Loan;

       (d) any such alternative basis may include an alternative method of fixing the interest rate, or alternative Interest Periods but it must reflect the cost to the Bank of funding the Loan from whatever sources it may reasonably select plus the Margin plus, in the case of a Loan denominated in Sterling, any applicable Mandatory Cost; and

       (e) each alternative basis so certified shall be binding on the Borrowers and the Bank and treated as part of this Agreement.

15.    INCREASED COSTS

15.1   INCREASED COSTS

(a) Subject to Clause 15.2 (Exceptions), Aegis shall forthwith on demand by the Bank pay the Bank the amount of any increased cost incurred by it or any of its Affiliates as a result of

       (iii) the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

       (iv) compliance with any regulation made after the date of this Agreement,

       (including any law or regulation relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)    in this agreement "INCREASED COST" means:

       (i) an additional cost incurred by the Bank or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

       (ii) that portion of an additional cost incurred by the Bank or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining the Loans; or

       (v) a reduction in any amount payable to the Bank or any of its Affiliates or the effective return to the Bank or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

       (vi) the amount of any payment made by the Bank or any of its Affiliates, or the amount of interest or other return foregone by the Bank or any of its Affiliates, calculated by reference to any amount received or receivable by the Bank or any of its Affiliates from any other Party under this Agreement.

15.2   EXCEPTIONS

       Clause 15.1 (Increased costs) does not apply to any increased cost:

       (a)   compensated for by the payment of the Mandatory Cost;

       (b)   compensated for by the operation of Clause 13 (Taxes);

       (c) attributable to any change in the rate of, or change in the basis of calculating, tax on the overall net income of the Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office is situate.

16.    ILLEGALITY

       If it is or becomes unlawful in any jurisdiction for the Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, then:

       (a)   the Bank may notify Aegis accordingly; and

       (b)   (i)    each Borrower shall forthwith prepay all the Loans made to it; and

             (ii)   the Total Commitments shall forthwith be cancelled.

17.    GUARANTEE

17.1   GUARANTEE

       Aegis irrevocably and unconditionally:

       (a) as principal obligor, guarantees to the Bank prompt performance by AAC of all its obligations under the Finance Documents;

       (b) undertakes with the Bank that whenever AAC does not pay any amount when due under or in connection with any Finance Document, Aegis shall forthwith on demand by the Bank pay that amount as if Aegis instead of AAC were expressed to be the principal obligor; and

       (c) indemnifies the Bank on demand against any loss or liability suffered by it if any obligation guaranteed by Aegis is or becomes unenforceable, invalid or illegal.

17.2   CONTINUING GUARANTEE

       This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by AAC under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3   REINSTATEMENT

(a) Where any discharge (whether in respect of the obligations of either Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of Aegis under this Clause 17 shall continue as if the discharge or arrangement had not occurred.

(b) The Bank may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4   WAIVER OF DEFENCES

       The obligations of Aegis under this Clause 17 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 17 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Bank):

       (a) any time or waiver granted to, or composition with, AAC or other person;

       (b) the release of AAC or any other person under the terms of any composition or arrangement with any creditors of any member of the Group;

       (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, AAC or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

       (d) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of AAC or any other person;

       (e) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 17 shall include each variation or replacement;

       (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that Aegis's obligations under this Clause 17 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

       (g) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of AAC under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of Aegis's obligations under this Clause 17 shall be construed as if there were no such circumstance.

17.5   IMMEDIATE RECOURSE

       Aegis waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from Aegis under this Clause 17.

17.6   APPROPRIATIONS

       Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, the Bank (or any trustee or agent on its behalf) may:

       (a) refrain from applying or enforcing any other moneys, security or rights held or received by the Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Aegis shall not be entitled to the benefit of the same; and

       (b) hold in a suspense account bearing interest at normal commercial rates any moneys received from Aegis or on account of Aegis's liability under this Clause 17, without liability to pay interest on those moneys.

17.7   NON-COMPETITION

       Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, Aegis shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 17:

       (a) be subrogated to any rights, security or moneys held, received or receivable by the Bank (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of Aegis's liability under this Clause 17;

       (b) claim, rank, prove or vote as a creditor of AAC or its estate in competition with the Bank (or any trustee or agent on its behalf); or

       (c) receive, claim or have the benefit of any payment, distribution or security from or on account of AAC, or exercise any right of set-off as against AAC,

       unless the Bank otherwise directs. Aegis shall hold in trust for and forthwith pay or transfer to the Bank any payment or distribution or benefit of security received by it contrary to this Clause 17.7 or as directed by the Bank.

17.8   ADDITIONAL SECURITY

       This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by the Bank.

18.    REPRESENTATIONS AND WARRANTIES

18.1   REPRESENTATIONS AND WARRANTIES

       Each Borrower makes the representations and warranties set out in this Clause 18 to the Bank.

18.2   STATUS

(a) In the case of Aegis it is a limited liability company and, in the case of AAC, it is a corporation, each of which is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b) it has the power to own its assets and carry on its business as it is being conducted and to own its respective property and other assets.

18.3   POWERS AND AUTHORITY

       It has the power to execute, deliver and perform its respective obligations under, and has taken all necessary corporate action to authorise the execution and delivery of and the performance of its respective obligations under this Agreement (including the utilisation of the Facilities), each other Finance Document to which it is a party and no limitation on the powers of such Borrower to borrow will be exceeded as a result of any borrowing or utilisation under this Agreement.

18.4   LEGAL VALIDITY

       Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation.

18.5   NON-CONFLICT

       The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

       (a) breach any law, regulation, statute, order, decree or obligation to which it or any of its assets is subject; or

       (b) breach any provision of its Memorandum and Articles of Association, statutes or other relevant constitutional documents; or

       (c) give cause for acceleration of any of its other indebtedness or result in the existence of or oblige it to create any Security Interest over all or any of its present or future revenues or assets.

18.6   NO DEFAULT

(a)    No Default is outstanding or would result from the making of any Loan;
       and

(b) Neither Borrower is in default under any agreement, instrument, arrangement, obligation or duty to which it is a party or by which it is or may be bound which in any such case could reasonably be expected to result in a material adverse effect.

18.7   AUTHORIZATIONS

       All actions, licences, consents, exemptions, registrations and filings with all governmental or any other regulatory body, authority, bureau or agency necessary for the validity, performance or enforceability of the Finance Documents have been or will be obtained and are and will be in full force and effect.

18.8   ACCOUNTS

       In the case of Aegis, the audited consolidated accounts of the Group most recently delivered to the Bank (which, at the date of this Agreement, are the Original Group Accounts):

       (i) have been prepared in all material respects in accordance with accounting principles and practices generally accepted in the U.K. consistently (save to the extent of changes in those generally accepted accounting principles and basis or as disclosed in such financial statements) applied; and

       (ii) (together with the notes to such accounts) give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up.

18.9   LITIGATION

       Save for matters disclosed to the Bank in writing prior to the date of this Agreement there is no action, litigation, lawsuit or proceeding taking place or to the best of its knowledge and belief pending or threatened against or affecting it or any other member of the Group before any court, judicial, administrative, arbitral or governmental body or agency which in any such case could reasonably be expected to result in a material adverse effect.

18.10  INFORMATION

       The assumptions underlying the pro-forma cashflow forecasts for the Group both before and after the completion of the acquisition of the Market Facts Shares for the financial years 1999, 2000 and 2001 provided to the Bank by Aegis prior to the date of this Agreement were made or held in good faith and were based on reasonable grounds.

18.11  ERISA

(a) Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which such minimum funding standards apply.

(b) Each member of the Controlled Group is in compliance in all material respects with the presently applicable provisions of ERISA, and the Code with respect to each Plan.

(c) Each Plan complies in all respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to reorganise or terminate any Plan or by the Borrowers or any member of the Controlled Group to effect a complete or partial withdrawal from any Multiemployer Plan.

(d)    No member of the Controlled Group has:

       (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

       (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has result or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; or

       (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

18.12  U.S. REGULATORY REQUIREMENTS

(a) AAC is not an investment company under the United States Investment Company Act of 1940, nor is it exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been and are being fulfilled.

(b) None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

18.13  PUBLIC UTILITY HOLDING COMPANY ACT

       Neither AAC nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the United States of America Public Utility Holding Company Act of 1935.

18.14  MATERIAL ADVERSE CHANGE

       There has been no material adverse change in the financial condition, business or operations of the Group, taken as a whole, since the date to which the accounts referred to in Clause 18.8 (Accounts) were drawn up.

18.15  TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

       The representations and warranties set out:

       (a) in Clauses 18.2 (Status) to 18.14 (Material Adverse Change) (inclusive) are made on the date of this Agreement; and

       (b) in Clauses 18.2 (Status), 18.3 (Powers and authority), 18.4 (Legal validity), 18.5(a) and (b) (Non-conflict), 18.6(b) (No default),
             18.7 (Authorisations) and 18.11 (ERISA) to 18.13 (Public Utility Holding Company Act) (inclusive) are deemed to be repeated by each Borrower on the first day of each Interest Period and in respect of the Clauses referred to in Clause 4.2(a)(i) on each Drawdown Date in each case with reference to the facts and circumstances then existing.

19.    UNDERTAKINGS

19.1   DURATION

       The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.2   FINANCIAL INFORMATION

       Aegis shall supply to the Bank:

       (a) as soon as the same are available (and in any event within 90 days of 30th June,1999, the unaudited consolidated accounts of the Group for that half-year; and

       (b) together with the accounts specified in paragraph (a) above, a certificate signed by two of its senior officers setting out in reasonable detail computations establishing compliance with Clause
             19.15 (Financial covenants) as at the date to which those accounts were drawn up.

19.3   INFORMATION - MISCELLANEOUS

       Aegis shall supply to the Bank:

       (a) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which would reasonably be expected, if adversely determined, to have a material adverse effect.

       (b) promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as the Bank may reasonably request; and

       (c)   if any member of the Controlled Group:-

             (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of that Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of that Reportable Event, a copy of the notice of that Reportable Event given or required to be given to the PBGC;

             (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reogranization, is insolvent or has been terminated, a copy of that notice;

             (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of that notice;

             (iv)   applies for a waiver of the minimum funding standard under
                    Section 412 of the Code, a copy of that application;

             (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of that notice and any other information filed with the PBGC;

             (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of that notice; or

             (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Security Interest or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of AAC setting forth details of that occurrence and action, if any, which AAC or applicable member of the Controlled Group is required or proposes to take.

19.4   NOTIFICATION OF DEFAULT

       Each Borrower shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

19.5   COMPLIANCE CERTIFICATES

       Aegis shall supply to the Bank:

       (a) together with the accounts specified in Clause 19.2 (Financial information); and

       (b)   as soon as reasonably practicable following a request by the Bank,

       a certificate signed by two of its senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6   AUTHORIZATIONS

       Each Borrower shall promptly:

       (a)   obtain, maintain and comply with the terms of; and

       (b)   supply certified copies to the Bank of,

       any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.7   PARI PASSU RANKING

       Each Borrower shall procure that its obligations and liabilities under the Finance Documents do and will rank at least PARI PASSU with all its other present and future unsecured indebtedness other than indebtedness which is mandatorily preferred solely by applicable law and which preference does not arise as a result of Security Interests created pursuant to an agreement.

19.8   NEGATIVE PLEDGE

(a) Neither Borrower shall, and Aegis shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets.

(b)    Paragraph (a) does not apply to:

       (i) any Security Interest disclosed to the Bank and permitted by the Bank in writing or any Security Interest which exists at the date of this Agreement and which secures amounts due under the Existing Facility Agreement; or

       (ii) any lien arising by operation of law in the ordinary course of business; or

       (iii) any title retention arrangements arising in the ordinary course of business; or

       (iv) any finance leases entered into in the ordinary course of the business; or

       (v) any Security Interest created in substitution for any Security Interest permitted by this Clause 19.8 provided such Security Interest is over the same asset and the principal amount so secured does not exceed the principal amount secured on such asset immediately prior to such substitution; or

       (vi) netting arrangements arising in the ordinary course of banking business; or

       (vii) any Security Interest where the total amount of indebtedness secured by Security Interests not otherwise permitted by this Clause 19.8(b) does not exceed L20,000,000 or the equivalent in Optional Currencies at the time such Security Interest is created and provided that (A) no Security Interest of the type referred to in paragraph (vi) above shall be permitted by this paragraph (vii) and (B) the aggregate of indebtedness secured by Security Interests permitted by this paragraph (vii) does not exceed L20,000,000. Aegis shall notify the Bank in writing in advance of the creation of any such Security Interest specifying that such Security Interest is to be created in accordance with this paragraph (vii); or

      (viii) any Security Interest affecting, or over, assets acquired by any member of the Group which is in existence prior to such acquisition provided that (a) such Security Interest was not entered into in contemplation of such acquisition and (b) the same are discharged and unconditionally released within 6 months of the date of such acquisition; or

       (ix) any Security Interest required to secure the provision by third parties (other than the Bank) of guarantees in respect of media space purchased or booked by members of the Group from media owners or associations outside the United Kingdom; or

       (x) Security Interests where the total amount of indebtedness secured does not exceed DM 16,000,000 to Commerzbank AG Frankfurt branch or any other bank in Germany in each case which provides facilities to any member of the Group incorporated in Germany.

19.9   DISPOSALS

(a) Neither Borrower shall, and Aegis shall procure that no Principal Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of or part with possession of all or any substantial part of its assets.

(b)    Paragraph (a) does not apply to:

       (i) disposals made in the ordinary course of business of the disposing entity; or

       (ii) disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

       (iii) disposals with the prior consent of the Bank; or

       (iv)  disposals which are bona fide and on an arm's length basis;

       Provided that the following shall not be treated as a disposition or parting with possession or ownership for these purposes:

       (1) any payment of cash in the ordinary course of business or as consideration for any acquisition or capital expenditure permitted by this Agreement;

       (2) any disposition or parting with possession or ownership to the extent that the same is effected by one member of the Group to another member of the Group (provided that if such member of the Group is a Principal Subsidiary, the same shall be to another Principal Subsidiary);

       (3) any disposition or parting with possession or ownership to the extent that the same occurs pursuant to any solvent winding up, dissolution or other similar process of a member of the Group (made with the prior consent of the Bank (such consent not to be unreasonably withheld or delayed)) or any distribution to the shareholders of a member of the Group in accordance with their rights;

       (4)   granting of any security permitted by this Agreement;

       (5) any dissolution, voluntary liquidation, winding-up, striking-off or removal from the register (or other event analogous to any of the same in any relevant jurisdiction) of any member of the Group (other than a Principal Subsidiary) where such event occurs at the instigation of one of the relevant member's parent undertakings.

19.10  CHANGE OF BUSINESS

       Aegis shall procure that no substantial change is made to the general nature or scope of the business of Aegis or any Principal Subsidiary from that carried on at the date of this Agreement which would be reasonably likely to have a material adverse effect on the ability of Aegis to perform its obligations under this Agreement.

19.11  MERGERS AND ACQUISITIONS

       Neither Borrower shall enter into any amalgamation, demerger, merger or reconstruction.

19.12  ERISA

       No Borrower will, and Aegis will procure that no member of the Controlled Group will:

       (a) fail to make payment when due of all amounts due as a contribution to any Plan; or

       (b) engage in any transaction in connection with which a Borrower or any member of the Controlled Group could be subjected to either a civil penalty assessed pursuant to Section 502(i) of ERISA, a tax imposed by Section 4975 of the Code or breach of fiduciary duty liability damages, if, the failure to make such payment or such penalty, tax or liability, as the case may be, would have a material adverse effect.

19.13  THE OFFER

(a) Neither Borrower shall issue any press release or make any statement during the course of the Offer which contains any information or reference concerning this Agreement or the Bank without first obtaining prior approval of the information or reference to the Bank, in each case such approval not to be unreasonably withheld or delayed except that such prior approval of the Bank will not be required if a Borrower is required by law or regulation to make a public disclosure, statement or filing in respect of the Offer and is unable, after having made all reasonable efforts to do so, to obtain the prior approval of the Bank in relation to the contents of such disclosure or statement; and

(b) Each Borrower shall provide the Bank with such information regarding the progress of the Offer and the Vendor Placing as it may reasonably request.

19.14  APPLICATION OF PROCEEDS

       Aegis shall procure that within four Business Days of the Placing Agreement becoming wholly unconditional, AAC shall be capitalised or otherwise placed in funds of an amount which is not less than L100,000,000 and AAC shall apply such amount within two Business Days of its receipt to prepay all or part of the Term Loans made to it.

19.15  FINANCIAL COVENANTS

(a)    In this Clause 19.15:

       "CONSOLIDATED ADJUSTED CASH FLOW"

       means in respect of any period, Consolidated Profits before Interest and Tax after adding back the depreciation charge and amortisation for goodwill for such periods and adjusting for capital expenditure, tax payable and, minority and ordinary dividends paid in such periods, in each case as determined from the relevant consolidated financial statements of Aegis delivered or to be delivered pursuant to this Agreement for such period;

       "CONSOLIDATED GROSS FINANCE CHARGES"

       means in respect of any period, the aggregate amount of the interest, commission, fees and other finance charges of whatsoever nature (excluding any front end fee, agency fee, syndication fee, participation fee or any similar one off or recurring fee payable) in each case in respect of Financial Indebtedness (which expression shall not include, for the avoidance of doubt, any rentals on operating leases) payable by the Group in respect of such period including, without limitation, capitalised interest in each case as determined from the relevant consolidated financial statements of Aegis delivered or to be delivered pursuant to this Agreement for such period;

       "CONSOLIDATED PROFITS BEFORE INTEREST AND TAX"

       means in respect of any period, the profit on ordinary activities before taxation of the Group for that period (including, without limitation, interest receivable) after adding back amortisation for goodwill and adding back or before providing for the Consolidated Gross Finance Charges for such period, in each case as determined from the relevant consolidated financial statements of Aegis delivered or to be delivered pursuant to this Agreement for such period;

(b)    Aegis will procure that:-

       (1) the ratio of Consolidated Profits before Interest and Tax to Consolidated Gross Finance Charges in respect of the half year ended 30 June, 1999 of the Group shall not be less than 4:1; and

       (2) the ratio of Consolidated Adjusted Cash Flow to Consolidated Gross Finance Charges in respect of half year ended 30 June, 1999 of the Group shall not be less than 1.50:1.

20.    DEFAULT

20.1   EVENTS OF DEFAULT

       Each of the events set out in Clauses 20.2 to 20.16 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of either Borrower or any other person).

20.2   NON-PAYMENT

(a)    A Borrower fails to pay any amount of principal on the due date thereof.

(b) A Borrower fails to pay any amount of interest or other sum required to be paid under this Agreement within three Business Days of the due date.

20.3   BREACH OF OTHER OBLIGATIONS

(a) A Borrower does not comply with any provision of Clause 19.8 (Negative pledge), Clause 19.9 (Disposals), Clause 19.15 (Financial covenants).

(b) Either Borrower does not comply with any provisions of the Finance Documents (other than those referred to in paragraph (a) above or in Clause 20.2 (Non-payment)) and such failure:

       (i) (if capable of remedy before the expiry of such period) continues unremedied for a period of 30 days from the earlier of the date on which (A) such Borrower has become aware of the failure to comply or (B) the Bank gives notice to Aegis requiring the same to be remedied; and

       (ii) (to the extent that this paragraph (b) applies to any provision of this Agreement other than a provision set out in Clause 19 (Undertakings) the relevant failure) would have a material adverse effect.

20.4   MISREPRESENTATION

       A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of either Borrower is incorrect in any material respect when made or deemed to be made or repeated.

20.5   CROSS-DEFAULT

(a) Any amount of Financial Indebtedness in excess of L3,000,000 (or the equivalent thereof in any other currency) of a Borrower or any Principal Subsidiary shall by reason of breach or default become due and payable or capable of being declared due and payable prior to its stated maturity or due date therefor; or

(b) any Financial Indebtedness is not paid at the maturity thereof or on the due date therefor (or within any originally stated applicable grace period therefor) or, if payable on demand, is not paid on demand; or

(c) a Borrower or any Principal Subsidiary is required pursuant to any agreement to make any deposit by way of collateral security (in breach of Clause 19.8 (Negative Pledge)) for its obligations thereunder of any amount in excess of L3,000,000 (or the equivalent thereof in any other currency) which in the opinion of the Bank would be likely materially to adversely affect the ability of either Borrower to comply with its obligations under or in connection with this Agreement or, as the case may be, any other Finance Document; or

(d) a Borrower or any Principal Subsidiary fails to pay when due (or within any originally stated applicable grace period thereafter) any amount in excess of L3,000,000 (or the equivalent thereof in any other currency) payable by it under any present or future guarantee or indemnity in respect of Financial Indebtedness; or

(e) if any Security Interest in respect of Financial Indebtedness created by either Borrower or any Principal Subsidiary becomes enforceable and steps are taken to enforce the same (for the avoidance of doubt any set-off or similar right exercised in the ordinary course of business and otherwise than as a consequence of a default shall not be regarded as an enforcement).

20.6   INSOLVENCY AND APPOINTMENT OF LIQUIDATORS

(a) A Borrower or a Principal Subsidiary becomes insolvent or applies for or consents to or suffers the appointment of a liquidator (other than pursuant to a solvent reconstruction approved in advance by the Bank or pursuant to a voluntary liquidation on a solvent basis), receiver, administrative receiver, administrator, guardian, encumbrancer, trustee in bankruptcy or similar official of the whole or substantially the whole of its respective assets, business, property, revenues or undertaking; or

(b) a Borrower or a Principal Subsidiary takes any proceedings under any law for adjustment, deferment or rescheduling of its indebtedness or any part thereof or makes or enters or any proposal is made by a Borrower or a Principal Subsidiary to make or enter into a general assignment or arrangement (including without limitation any voluntary arrangement pursuant to Part I of the Insolvency Act 1986) or composition with or for the benefit of its creditors or a moratorium shall be declared on any of its indebtedness or any part thereof; or

(c) any creditor of a Borrower or a Principal Subsidiary exercises a contractual right in the capacity of creditor to take over the financial management of a Borrower or a Principal Subsidiary; or

(d) a Borrower or Principal Subsidiary is unable generally to pay its debts as and when they fall due or shall stop or suspend payment of its debts generally or any material class of debts or the equivalent of any of the foregoing shall occur in relation to any a Borrower or a Principal Subsidiary under the laws of any jurisdiction to which it or any of its rights, property or assets are subject.

20.7   PRESENTATION OF PETITIONS

       Subject to the provisions of this Agreement, a petition is presented or a meeting is convened or an order is made or resolution is passed or other action or proceedings are taken with a view to the winding-up, liquidation, appointment of an administrator or dissolution of a Borrower or a Principal Subsidiary (except in any such case pursuant to a voluntary liquidation on a solvent basis of the relevant company) or, if the equivalent of any of the foregoing shall occur in relation to a Borrower or a Principal Subsidiary under the laws of any jurisdiction to which it or any of its rights, property or assets are subject, which in the case of any petition for the winding-up, liquidation dissolution or equivalent under the laws of any other such jurisdiction of a Borrower or a Principal Subsidiary is not withdrawn within 11 Business Days of the occurrence of such event.

20.8   LITIGATION

       Any litigation, arbitration or administrative proceedings are current or, to the knowledge of a Borrower or Principal Subsidiary, pending or threatened in which it is reasonably likely that there will be a determination adverse to the interests of the relevant Borrower or Principal Subsidiary and which would, if adversely determined, have a material adverse effect.

20.9   CESSATION OF BUSINESS

       Aegis ceases, or threatens to cease, to carry on all or a substantial part of its business.

20.10  UNLAWFULNESS

       It is or becomes unlawful for either Borrower to perform any of its material obligations under the Finance Documents.

20.11  OWNERSHIP OF AAC

       AAC is not or ceases to be a Subsidiary of Aegis.

20.12  MATERIAL ADVERSE CHANGE

       Any event or series of events (including without limitation any adverse change in the Borrowers' business, assets or financial condition) occurs with respect to a Borrower which would be reasonably likely materially and adversely to affect the ability of either Borrower to comply with any of its material obligations under or in connection with this Agreement.

20.13  ERISA

(a) Any member of the Controlled Group fails to pay when due any amount which it is required to pay under Title IV of ERISA (including, without limitation, the amount of any contributions required under any Plan or to meet the minimum funding standard set forth in ERISA with respect to the Plans) and such amount or such amount when aggregated with any other such amounts, exceeds U.S. $1,000,000;

(b) notice of intent to terminate a Plan is filed under Title IV of ERISA by any member of the Controlled Group, any Plan administrator or any combination of the foregoing if that termination results in an unfunded liability in excess of U.S. $1,000,000;

(c) the PBGC institutes proceedings under Title IV or ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in an amount in excess of U.S. $1,000,000 in respect of, or to cause a trustee to be appointed to administer, any Plan;

(d) there occurs any event, series of events or condition by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or

(e) there occurs a complete or partial withdrawal from, or a default (within the meaning of Section 4219(c)(5) of ERISA) with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of U.S. $1,000,000.

20.14  ACCELERATION

       Subject to Clause 20.15 (Clean-Up Period) and at any time after the occurrence of an Event of Default and if such event is continuing, the Bank may, by notice to Aegis:

       (a) cancel the Total Commitments (provided that, prior to the Unconditional Date, the Bank shall not cancel any part of the Term Loan Commitment); and/or

       (b) demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

       (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

20.15  CLEAN-UP PERIOD

       During the period up to and including 180 days after the Unconditional
       Date:

       (a)   a breach of any provision of Clause 19 (Undertakings); or

       (b)   a representation or warranty set out in Clause 18
             (Representations and warranties) which is incorrect when made; or

       (c)   a Default arises,

       which in any such case applies only in relation to Market Facts or the member of the Group which exists as a result of the merger of AAC and Market Facts (or the respective subsidiaries of such companies), shall be deemed not to be a breach of Clause 19, an incorrect representation or warranty or a Default, as the case may be. During such 180 day period the Bank may not exercise any of the rights referred to in Clause 20.14 (a) to (c) (Acceleration) which arise as a result of an Event of Default which would not have arisen but for the foregoing provisions of this Clause 20.15 unless the relevant event continues to subsist unremedied and unwaived at the end of that period.

21.    FEES

21.1   ARRANGEMENT FEE

       Either Borrower shall pay to the Bank an arrangement fee of L125,000, of which L65,000 shall be paid on the date of this Agreement and the balance shall be paid on the first Drawdown Date of a Term Loan.

21.2   NON-UTILISATION FEE

(a)    Either Borrower shall pay to the Bank a non-utilisation fee equal to
       0.325 per cent per annum in respect of the period from the date of this Agreement up to and including the date falling three months after the date of this Agreement and thereafter until the Final Maturity Date 0.40 per cent per annum on the Total Commitments to the extent not cancelled or drawndown under this Agreement. For this purpose Loans are taken at their Original Sterling Amount.

(b) Accrued non-utilisation fee is payable quarterly in arrears and on the Final Maturity Date.

21.3   VAT

       Any fee referred to in this Clause 21 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by Aegis at the same time as it pays the relevant fee.

22.    EXPENSES

22.1   INITIAL AND SPECIAL COSTS

       Aegis shall forthwith on demand pay the Bank the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with:

       (a)   the negotiation, preparation, printing and execution of:

             (i)    this Agreement;

             (ii) any other Finance Document executed after the date of this Agreement; and

       (b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of a Borrower and relating to a Finance Document or a document referred to in any Finance Document.

22.2   ENFORCEMENT COSTS

       The Borrower shall forthwith on demand pay to the Bank the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

23.    STAMP DUTIES

       Aegis shall pay and forthwith on demand indemnify the Bank against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

24.    INDEMNITIES

24.1   CURRENCY INDEMNITY

(a) If the Bank receives an amount in respect of a Borrower's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under the relevant Finance Document:

       (i) that Borrower shall indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

       (ii) if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Borrower concerned shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

       (iii) the Borrower shall forthwith on demand pay to the Bank on demand any exchange costs and taxes payable in connection with any such conversion.

(b) Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2   OTHER INDEMNITIES

       Aegis shall forthwith on demand indemnify the Bank against any loss or liability which the Bank incurs as a consequence of:

       (a)   the occurrence of any Event of Default;

       (b)   the operation of  Clause 20.14 (Acceleration);

       (c) any payment of principal or an overdue amount being received from any source otherwise than on the last day of the relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default interest)) relative to the amount so received; or

       (d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by the Bank) a Loan not being made after the Borrower has delivered a Request for that Loan.

       Aegis's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

24.3   OFFER INDEMNITY

(a) Aegis shall whether or not the transactions contemplated, the Finance Documents and the Offer Documents are consummated, indemnify the Bank and its respective officers, directors and employees (each, an "INDEMNITEE" and collectively, the "INDEMNITEES") from and hold each of them harmless against any and all losses, claims, damages, costs, expenses and liabilities, joint or several to which any such Indemnitee may be or may become subject resulting from, arising out of or by reason of:

       (a) its agreement to make the Facilities available for the purposes of the Offer;

       (b) the use or intended use of the proceeds of any advance under either Facility for the purposes of the Offer; or

       (c) the Offer (whether or not made) or any acquisition by any member of the Group or any person acting in concert with any member of the Group of any shares in Market Facts,

       and to reimburse any Indemnitee, upon its written demand therefor, for any and all reasonable expenses (including fees and expenses of counsel) as they are properly incurred in connection with the investigation of or preparation for or defence of any actual or threatened claim or any action, suit or proceeding relating thereto except as may result from the wilful default or gross negligence of the Bank or an Indemnitee in complying with the Bank's obligations under any Finance Document.

(b) The Bank shall (subject to the relevant restrictions of the Bank's insurance policies) inform Aegis of the commencement of and consult with and keep Aegis informed in respect of the conduct of its defence in respect of any claim, action, suit, proceeding, or investigation referred to in sub-paragraph (a) above.

25.    EVIDENCE AND CALCULATIONS

25.1   ACCOUNTS

       Accounts maintained by the Bank in connection with this Agreement are prima facie evidence of the matters to which they relate.

25.2   CERTIFICATES AND DETERMINATIONS

       Any certification or determination by the Bank of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3   CALCULATIONS

       Interest (including any applicable Mandatory Cost) and the fee payable under Clause 21.2 (Non-utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days, or, in the case of interest payable on an amount denominated in an Optional Currency or where market practice otherwise dictates, 360 days.

26.    WAIVERS AND REMEDIES CUMULATIVE

       The rights of the Bank under the Finance Documents:

       (a)   may be exercised as often as necessary;

       (b) are cumulative and not exclusive of its rights under the general law; and

       (c)   may be waived only in writing and specifically.

       Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.    AMENDMENTS AND WAIVERS

       Any term of the Finance Documents may be amended or waived with the agreement of Aegis and the Bank.

28.    CHANGES TO THE PARTIES

28.1   TRANSFERS BY BORROWERS

       Neither Borrower may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

28.2   TRANSFERS BY THE BANK

       The Bank may not at any time assign, transfer or novate any of the Total Commitments and/or any of its rights and/or obligations under this Agreement.

29.    DISCLOSURE OF INFORMATION

       The Bank shall keep confidential and shall not, without the prior consent of Aegis, use any confidential information supplied by or on behalf of Aegis under this Agreement otherwise than in connection with this Agreement. However, the Bank is entitled to disclose confidential information:

       (i) in connection with any legal proceedings arising out of or in connection with this Agreement; or

       (ii) if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or

       (iii) pursuant to any law or regulation in accordance with which the Bank is required to act; or

       (iv) to any governmental, banking or taxation authority of competent jurisdiction; or

       (v)   to its auditors or other professional advisers.

30.    SET-OFF

       After the occurrence of an Event of Default, the Bank may set off any matured obligation owed by a Borrower under the Finance Documents (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

31.    SEVERABILITY

       If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

       (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

       (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

32.    COUNTERPARTS

       Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.    NOTICES

33.1   GIVING OF NOTICES

       All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter, or by telex or facsimile. Any such notice will be deemed to be given as follows:

       (a)   if by letter, when delivered personally or on actual receipt;

       (b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

       (c)   if by facsimile, when received in legible form.

       However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.2   ADDRESSES FOR NOTICES

(a)    The address and facsimile number of Aegis are:

       Aegis Group plc

       11A West Halkin Street
       London
       SW1X 8JL

       Attention: Company Secretary

       Fax: 0171 470 5098

       or such other as Aegis may notify to the Bank by not less than five Business Days' notice.

(b)    The address and facsimile number of AAC are:

       3 Park Avenue
       New York
       NY 10016
       USA

       Attention: Paul Greenhalgh

       Fax: 001 212 252 1250

       or such other as AAC may notify to the Bank by not less than five Business Days' notice.

(c)    The addresses, telephone numbers and facsimile numbers of the Bank are:

       (i)   for the purposes of sending Requests only:

             135 Bishopsgate
             London  EC2

             Attention: Alan Colley or Duncan Wiggins

             Fax: 0171 334 1288

             Tel: 0171 334 1120

       (ii)  for all other purposes:

             Portsmouth Corporate Office
             Society Building
             176 London Road
             Portsmouth
             Hants  P02 9DR

             Attention: John McNamara

             Fax: 01705 666858

             Tel: 01705 665060

       or such other as the Bank may notify to Aegis by not less than five Business Days' notice.

34.    JURISDICTION

34.1   SUBMISSION

       Each Borrower agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

34.2   SERVICE OF PROCESS

       Without prejudice to any other mode of service:

       (a) AAC irrevocably appoints Aegis as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document (and Aegis accepts this appointment);

       (b) agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned;

       (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 33.2 (Addresses for notices); and

       (d) agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Bank is entitled to appoint such a person by notice to the Borrowers.

34.3   FORUM CONVENIENS AND ENFORCEMENT ABROAD

       Each Borrower:

       (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

       (b) agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4   NON-EXCLUSIVITY

       Nothing in this Clause 34 limits the right of the Bank to bring proceedings against a Borrower in connection with any Finance Document:

       (a)   in any other court of competent jurisdiction; or

       (i)   concurrently in more than one jurisdiction.

35.    GOVERNING LAW

       This Agreement is governed by English law.

       This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                     SCHEDULE 1

                           CONDITIONS PRECEDENT DOCUMENTS

1.     CONSTITUTIONAL DOCUMENTS

       A copy of the memorandum and articles of association and certificate of incorporation (or equivalent constitutional documents) of each Borrower.

2.     AUTHORISATIONS

(a) A copy of a resolution of the board of directors of each Borrower or, if applicable, of a committee of the board of directors (together with a copy of the resolution of the board of directors constituting that committee):

       (i) approving the terms of, and the transactions contemplated by, this Agreement (and, in the case of Aegis, the Vendor Placing) and resolving that it execute this Agreement (and, in the case of Aegis, all documents relating to the Vendor Placing to which they are a party);

       (ii) authorizing a specified person or persons to execute this Agreement on its behalf; and

       (iii) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(b) a specimen of the signature of each person authorized by the resolution referred to in paragraph (a) above;

(c) a certificate of a director of Aegis confirming that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded;

(d) a certificate of a director of AAC confirming that the borrowing of the Term Loan Commitments in full would not cause any borrowing limit binding on it to be exceeded; and

(e) a certificate of an authorized signatory of Aegis certifying that each copy document specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.     ACQUISITION DOCUMENTS

(a)    A copy of the Press Release.

(b) A copy of the resolution of the board of directors of AAC approving the acquisition of Market Facts.

(c) A certificate from Aegis signed by two senior officials confirming that AAC has accepted for payment pursuant to the terms of the Offer and/or acquired pursuant to the terms of Lock-up Agreements in aggregate not less than 50 per cent. of the outstanding Market Facts Shares.

4.     LOCK-UP OPTION AGREEMENTS

(a)    A copy of each of the Lock-up Agreements.

(b) A certificate from Aegis signed by two senior officials confirming that a competing offer for the Market Facts Shares has been made and all the Lock-up Options have been exercised pursuant to the terms of the Lock-up Agreements.

5.     OFFER DOCUMENTS

(a) A copy of each Offer Document and a copy of any circular issued by either Borrower to its shareholders or the shareholders in Market Facts in connection with the Offer.

(b) A certificate from Aegis signed by two senior officials confirming that AAC has accepted for payment pursuant to the terms of the Offer, Market Facts Shares which, taken together with any Market Facts Shares acquired under the Lock-up Agreements amount to not less than 50 per cent. of the outstanding Market Facts Shares and that the Placing Agreement has become wholly unconditional (except to the extent that it is conditional only on Admission occurring) and that the Placing Agreement has not been terminated in accordance with its terms.

6.     REVOLVING LOANS DOCUMENTS

       A certificate from Aegis signed by two senior officials confirming that all amounts outstanding under the Existing Facility Agreement will be repaid (and will be partially repaid out of the proceeds of the first Revolving Credit Loan) and the commitments of each bank under that agreement will be cancelled in full, on or before, the first Drawdown Date for a Revolving Credit Loan.

7.     LEGAL OPINION

       A legal opinion of Allen & Overy, New York counsel to the Bank, in relation to Delaware corporation law, substantially in the form agreed.

                                     SCHEDULE 2

                         CALCULATION OF THE MANDATORY COST


(a) For the purpose of paragraph (a) of the definition of Mandatory Cost, the Mandatory Cost for a Loan denominated in Sterling for its Interest Periods is calculated in accordance with the following formula:

       BY+S(Y-Z)+Fx0.01
       ----------------% per annum
           100-(B+S)

       where on the day of application of a formula:

       B is the percentage of the Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

       Y     is LIBOR at or about 11.00 a.m. on that day for the Interest
             Period;

       S is the percentage of the Bank's eligible liabilities which the Bank of England requires the Bank to place as a special deposit;

       Z is the interest rate per annum allowed by the Bank of England on special deposits; and

       F is the charge payable by the Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero) expressed in pounds per L1 million of the fee base of the Bank.

(b)    For the purposes of this Schedule 2:

       (i) "ELIGIBLE liabilities" and "SPECIAL DEPOSITS" have the meanings given to them at the time of application of the formula by the Bank of England;

       (ii)  "FEE BASE" has the meaning given to it in the Fees Regulations;
             and

       (iii) "FEES REGULATIONS" means the Banking Supervision (Fees) Regulations 1998 and/or any other regulations governing the payment of fees for banking supervision.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d)    (i)   The formula is applied on the first day of the Interest Period.

       (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(e) If the Bank determines that a change in circumstances has rendered, or will render, the formulae inappropriate, the Bank shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Bank shall, in the absence of manifest error, be binding on all the Parties.


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                                          52

                                     SCHEDULE 3

                                  FORM OF REQUEST

To:    NATIONAL WESTMINSTER BANK PLC

From:  [AEGIS GROUP plc/Aegis Acquisition Corp.]*

                                                     Date:[              ], 1999


AEGIS GROUP PLC/AEGIS ACQUISITION CORP. -L250,000,000 REVOLVING CREDIT AND TERM
 AGREEMENT DATED [                                     ], 1999

1.   We wish to borrow a Loan as follows:

     (a)  Term Loan/ Option Term Loan/Revolving Credit Loan

     (b)  Drawdown Date: [             ]

     (c)  Amount: [             ]

     (d)  Currency: [                    ]

     (e)  Interest Period: [                ]

     (f)  Payment instructions: [              ].

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.



By:

[AEGIS GROUP plc/Aegis Acquisition Corp.]*
Authorized Signatory


----------------------------
* Delete as appropriate

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                                53

                          SIGNATORIES

BORROWERS

AEGIS GROUP PLC

By:



AEGIS ACQUISITION CORP.

By:


GUARANTOR

AEGIS GROUP PLC

By:


BANK

NATIONAL WESTMINSTER BANK PLC

By: